STATE OF FLORIDA

                               Department of State


     I certify from the records of this office that TOUPS TECHNOLOGY LICENSING, lNCORPORATED is a corporation organized under the laws of the State of Florida, filed on July 28, 1997.

     The document number of this corporation is P97000067689.

     I further certify that said corporation has paid all fees and penalties due this office through December 31, 1998, that its most recent annual report was filed on January 27, 1998, and its status is active.

     I further certify that said corporation has not filed Articles of Dissolution.


     Given under my hand and the Great Seal of the State of Florida at Tallahassee the Capitol, this the Twenty-ninth day of January, 1998



Sandra B. Mortham
Secretary of State



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





                            ARTICLES OF INCORPORATION

                                       OF


                    TOUPS TECHNOLOGY LICENSING, INCORPORATED


                                ARTICLE I - NAME

     The name of this Corporation is TOUPS TECHNOLOGY LICENSING INCORPORATED.

                         ARTICLE II - NATURE OF BUSINESS

     This Corporation is organized primarily to acquire license rights for devices and processes derived from patents and other intellectual materials and to engage in or transact any or all other lawful business permitted under the laws of the State of Florida or any other State and of the United States.

                           ARTICLE III - CAPITAL STOCK

     This Corporation is authorized to issue 20,000,000 (twenty-million) shares of Common Stock having a par value of $0.001 (one, one-thousandth dollar) per share which shares shall be and hereby are designated as "Common Shares". Without action by the stockholders, any or all of the authorized shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation.

     This Corporation is authorized to issue 10,000,000 (ten-million) shares of Preferred Stock having a par value of $1.00 (one dollar) per share which shares shall be and hereby are designated as "Preferred Shares." Without action by the shareholders, any or all of the authorized Preferred Shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation.

     Each of the Common Shares shall have one vote on all matters coming before any meeting of the Shareholders or otherwise to be acted upon by Shareholders. No holder of any shares or shares of any class of capital stock of the Corporation shall have any preemptive right to subscribe for any shares of capital stock of any class of the Corporation now or hereafter authorized or for any security convertible into or carrying any optional rights to purchase or subscribe for any shares of capital stock of any class of the Corporation now or hereafter authorized.

     No provision of these Articles of Incorporation shall be deemed to deny to the Board of Directors the right, in its sole discretion, to grant to the holder of shares of any class of capital stock or any other securities of the Corporation now or hereafter authorized, at such prices and upon such other terms and conditions as the Board of Directors, in its sole discretion, may fix.

     Dividends respecting any shares of the Corporation's capital stock shall be payable only out of earnings or assets of the Corporation legally available for the payment of such dividends and only as and when declared by the Board of Directors.

                          ARTICLE IV- TERM OF EXISTENCE

     The term for which this Corporation shall exist shall be perpetual, commencing on the date of execution of these Articles.

                ARTICLE V - PRINCIPAL OFFICE AND REGISTERED AGENT

     The principal office of this Corporation in the State of Florida is 801 West Bay Drive, Suite 707, Largo, Florida 34640. The name of the initial Registered Agent of this Corporation at that address is Mark Clancy. The mailing address of this Corporation shall be 4706 Barrett Court, Tampa, Florida 33617.

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

                         ARTICLE VI - BOARD OF DIRECTORS

     This Corporation shall initially have two (2) directors. The number of Directors may be increased or decreased from time to time as permitted according to the By Laws of this Corporation but in no event shall the number of Directors be reduced below one (1). The names and addresses of the Directors of this Corporation are:

     Board of Directors Name and Address

     Chairman of the Board of Directors Leon H. Toups
     Toups Technology Licensing Incorporated
     801 West Bay Drive, Suite 707
     Largo, Florida 34640

     Director Mark C. Clancy
     Toups Technology Licensing Incorporated
     4706 Barrett Court
     Tampa, Florida 33617

                           ARTICLE VII - INCORPORATORS

     The name and addresses of the incorporators of this Corporation are:

     Name/Address

     Leon H. Toups
     Toups Technology Licensing Incorporated
     801 West Bay Drive, Suite 707
     Largo, Florida 34640

     Mark C. Clancy
     Toups Technology Licensing Incorporated
     4706 Barrett Court
     Tampa, Florida 33617

                             ARTICLE VIII - BY LAWS

     The Board of Directors may repeal, amend or adopt By Laws for the Corporation pursuant to law and these Articles.

                             ARTICLE IX - AMENDMENTS

     These Articles of Incorporation may be amended in the manner provided by law.

                            ARTICLE X - SUBSCRIPTION

     As of and by the execution of these Articles of Incorporation by the Incorporators, in consideration of the filing of and the premises and covenants contained in these Articles of Incorporation, the Incorporators hereby subscribe to purchase 4,000,000 (four-million) shares of Common Stock at par value for an aggregate purchase price of $4,000.00, the full payment of which is herein acknowledged. Said Common Shares shall be issued as specified below:

     Incorporator/Number of Shares

     Leon H. Toups 3,200,000 (three-million, two-hundred thousand) Common Shares

     Mark C. Clancy 1,600,000 (one-million, six-hundred thousand) Common Shares

     IN WITNESS WHEREOF, the undersigned Incorporators, being natural persons competent to contract, have hereunto set their hand and affixed their seal this 29 day of July, 1997

S/S LEON H. TOUPS
-----------------
Leon H. Toups, Incorporator, Chairman of the Board of Directors (Seal)

S/S MARK C. CLANCY
------------------
Mark C. Clancy, Incorporator, Director (Seal)

Filed Secretary of State of Florida
Division of Corporations
August 4, 1997, 3:24PM.


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



          CERTlFlCATE OF ACCEPTANCE OF DESlGNATlON OF REGlSTERED AGENT
                   OF TOUPS TECHNOLOGY LlCENSlNG lNCORPORATED

     Pursuant to Sections 48.091 and 607.034, Florida Statutes, the undersigned, having been designated as the initial Registered Agent for the service of process within the State of Florida upon Toups Technology Licensing Incorporated, a Corporation organized under the laws of the State of Florida, does hereby accept the appointment as such Registered Agent for the above named corporation. and does hereby agree to comply with the provisions of Section 48.091(e) relative to keeping open the Registered Office of said corporation, which Registered Office is located at 801 West Bay Drive, Suite 707, Largo, Florida 34640.

     IN WlTNESS WHEREOF, I, such designed Registered Agent, have hereunto set my hand and seal at Largo, Pinellas County, Florida on this 28th day of July, 1997.


S/S MARK C. CLANCY
------------------
Mark C. Clancy
Registered Agent

Filed Secretary of State of Florida
Division of Corporations
August 4, 1997, 3:24PM



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